Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 and related Prospectus of Gazit Globe Ltd. dated on April 24, 2013 and to the incorporation by reference therein of our reports dated March 19, 2013 with respect to the consolidated financial statements and schedule of investment property information of Gazit Globe Ltd. and the effectiveness of internal control over financial reporting of Gazit Globe Ltd., included in its Annual Report (Form 20-F) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabby & Kasierer
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
April 24, 2013	A Member of Ernst & Young Global